Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Procore Technologies, Inc. of our report dated March 4, 2022 relating to the financial statements, which appears in Procore Technologies, Inc’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

March 4, 2022